                                                                    Exhibit 99.4

                         UNITED STATES BANKRUPTCY COURT
                          WESTERN DISTRICT OF OKLAHOMA

In re:                                       )
                                             )
TOWER TECH, INC.,                            )        BK-00-20285-TS
                                             )        Chapter 11
                Debtor.                      )


                           THIRD SUPPLEMENT TO AMENDED
                   PLAN OF REORGANIZATION OF TOWER TECH, INC.
                   ------------------------------------------

     COMES NOW Tower Tech, Inc., debtor and debtor possession, and files hereby this third supplement to the Amended Plan of Reorganization of Tower Tech, Inc., to provide as follows:

     Article I A. 52. is hereby replaced and supplemented to provide as follows:
"New Common Stock. The term `New Common Stock' means the 10,000,000
 ----------------
non-assessable shares of Common Stock of Tower Tech, Inc., at par value $0.01 per share as authorized under the Plan, of which not less than 3,783,529 nor more than 4,122,059 shares shall be exempt from registration with the Securities Exchange Commission, as provided for in (S)1145(a)(1) of the Bankruptcy Code."

     Article I A. 53. is hereby replaced and supplemented to provide as follows: New Common Stock Offering Agreement. The term `New Common Stock
         -----------------------------------
Offering Agreement' means the agreement between the Debtor and TBI, engaging TBI to use its best efforts, as Placement Agent and/or Underwriter, in selling not less than 2,000,000 nor more than 2,250,000 shares of New Common Stock, at the price of $2.00, cash, per share, generating not less than

$4,000,000.00, nor more than $4,500,000.00 in gross new equity on or before the Effective Date."

     In addition, the Amended Plan of Reorganization of Tower Tech, Inc., is further supplemented to provide that in each instance wherein the term "New Common Stock Private Placement Agreement" is used, such term shall hereby be deemed replaced and supplemented with the phrase "New Common Stock Offering Agreement".

     Article I A. 71. is hereby replaced and supplemented to provide as follows:
"Placement Agent. The term `Placement Agent' means TBI, acting in the capacity
 ---------------
of placement agent for the Company, pursuant to the New Common Stock Offering Agreement, employing its best efforts to sell, on a private placement basis, and/or in a public offering, not less than 2,000,000 nor more than 2,250,000 shares of New Common Stock of the Company, at $2.00, cash, per share, on or before the Effective Date, to provide gross new equity to fund the Company's Plan of Reorganization, in the amount of: not less than $4,000,000.00, nor more than $4,500,000.00."

     Article I A. 94. is hereby replaced and supplemented to provide as follows:
"Stock Warrants: TBI. The term `Stock Warrants: TBI' means those warrants for
 -------------------
the purchase of shares of New Common Stock of the Company, equal to 10% of the amount of shares of New Common Stock sold by TBI pursuant to the New Common Stock Offering Agreement, on a private placement basis and/or in a public offering, issued to TBI as a portion of its compensation pursuant to the New Common Stock Offering Agreement, with a duration of five (5) years, exercisable at 120% of the offering price of the New Common Stock."

     Article I A. 96. is hereby supplemented to provide the following subdefinition: "(a) Underwriter. The term `Underwriter' means TBI acting in the
                    -----------
capacity of an underwriter for the Company, pursuant to the New Common Stock Offering Agreement, employing its best efforts to sell in a public offering, not less than 2,000,000 nor more than 2,250,000 shares of New Common Stock of the Company, at $2.00, cash, per share, on or before the Effective Date, to provide gross new equity to fund the Company's Plan of Reorganization, in the amount of: not less than $4,000,000.00, nor more than $4,500,000.00."

     Article II B. 5. is hereby replaced and substituted to provide as follows:
"Class 5 -- Allowed EC Note Claims. On September 13, 2001, the Bankruptcy Court
 ---------------------------------
entered its `Order Sustaining Debtor's Objection to Proof of Claim of Electrical Constructors PLL' (the "Order"). Pursuant to the findings contained in the Order, the Bankruptcy Court determined and held that the claim of EC was an unsecured claim. Accordingly, EC's claims shall be treated as Class 7 Claims. Any reference or proposed treatment contained hereinafter addressing EC as a secured creditor shall hereby be deemed deleted and omitted."

     Article III D. 6. is hereby supplemented by inserting the following after the words "private placement" and prior to the word "offering": "and/or public"

     Article IV B. is hereby supplemented by striking the heading and the first sentence in its entirety and substituting in its place the following: "New
                                                                       ---
Common Stock Offering Agreement. On the Effective Date, TBI, acting as Placement
-------------------------------
Agent and/or Underwriter, shall have employed its best efforts and sold, on a private placement basis and/or in a public offering, not less than 2,000,000 nor more than 2,250,000 shares of New Common Stock at $2.00, cash, per share, pursuant to the New Common Stock Offering Agreement."

     Article IV O. is hereby supplemented by inserting the following after the phrase "for services rendered as "Placement Agent": "and/or Underwriter".

     Article IV O. (i) is hereby supplemented by inserting after the words "Placement Agent", the words "and/or Underwriter"; further supplemented by substituting the phrase "New Common

Stock Offering Agreement", for the phrase "New Common Stock Private Placement Agreement"; and further supplemented by substituting the words "new common stock offering" in place of the words "private placement offering".

     Article IV O. (iii) is hereby supplemented by inserting after the words "private placement" and prior to the word "offering": "and/or public"

     Article IV P. is hereby supplemented by inserting the following after the words "private placement" and prior to the word "offering": "and/or public".

     Article VIII B. is hereby supplemented by adding after the phrase "shall have sold on a private placement" and prior to the phrase "not less than":
"and/or public basis,"

     Article VIII B. is hereby further supplemented by substituting the phrase "New Common Stock Offering Agreement" for the phrase "New Stock Placement Agreement".

     Article IX is hereby supplemented to provide whereby in every instance the term "Placement Agent" is used in the Article, the words "and/or Underwriter" shall follow and to further provide whereby in every instance the term "private placement offering" is used in the Article, the words "public offering and/or" shall precede it.

     Exhibit D is hereby replaced and substituted to provide as follows:
"Intentionally left blank."

                                               /s/ Mark B. Toffoli
                                               --------------------------------
                                               Mark B. Toffoli OBA #9045
                                               Holbrook & Toffoli
                                               2200 First National Center
                                               120 North Robinson
                                               Oklahoma City, Oklahoma 73102
                                               (405) 232-8131
                                               Attorneys for Tower Tech, Inc.